INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alfacell Corporation



We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in Post-Effective Amendment No. 3 to Registration Statement No. 33-83072 on Form SB-2 which also constitutes a post-effective amendment to the Company's Registration Statement No. 33-76950 on Form SB-2.

Our report dated December 9, 1992, except as to Note 18 which is July 19, 1993, and Note 3 which is October 28, 1993, contains an explanatory paragraph that states that the Company's recurring losses from operations, working capital deficiency and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.




                                   /S/ ARMUS, HARRISON & CO.
                                   Armus, Harrison & Co.


Mountainside, New Jersey
December 7, 1995